Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of America Movil, S.A. de C.V. on Form F-4 of our report dated January 31, 2002, except as to Notes 1 and 25 which are as of February 12, 2002, on the consolidated financial statements of Telecom Americas Ltd. for the year ended December 31, 2001 and the 186-day period ended December 31, 2000, appearing in the annual report on Form 20-F/A (Amendment No.1) of America Movil, S.A. de C.V. for the year ended December 31, 2003.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Montreal, Quebec

July 30, 2004